Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports First Quarter 2012 Results

OMAHA, NE, April 18, 2012 – West Corporation, a leading provider of technology-driven communication services, today announced its first quarter 2012 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2012	2011	Percent Change
Revenue	$639.1	$610.8	4.6%
Adjusted EBITDA[1]	$169.9	$168.0	1.1%
Adjusted EBITDA Margin	26.6%	27.5%
Cash Flows from Operations	$91.7	$103.7	-11.6%
Cash Flows used in Investing	$110.7	$88.8	24.7%
Cash Flows from (used in) Financing	$20.3	($17.5)	NM
Net Income	$34.0	$34.6	-1.6%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the first quarter of 2012, revenue was $639.1 million compared to $610.8 million for the same quarter last year, an increase of 4.6 percent. Revenue from entities acquired2 was $18.8 million during the first quarter of 2012. The Unified Communications segment had revenue of $359.6 million in the first quarter of 2012, an increase of 8.6 percent over the same quarter last year. The Communication Services segment had revenue of $281.7 million in the first quarter of 2012, 0.1 percent lower than the first quarter of 2011. The Company’s platform-based businesses3 had revenue of $448.8 million in the first quarter of 2012, an increase of 4.8 percent over the previous year.

Adjusted EBITDA for the first quarter of 2012 was $169.9 million, or 26.6 percent of revenue, compared to $168.0 million, or 27.5 percent of revenue, for the first quarter of 2011. A reconciliation of Adjusted EBITDA to cash flows from operating activities is presented below.

Cash flows from operations were $91.7 million for the first quarter of 2012, 11.6 percent lower than the same quarter last year, primarily due to changes in the timing of interest and tax payments and customer receipts.

During the quarter, the Company recorded an asset impairment and site closure accrual of $5.3 million. $4.8 million of this accrual was charged to the Communication Services segment.

Foreign currency rate changes reduced pre-tax income in the first quarter of 2012 by $2.2 million. This compares to an increase in pre-tax income of $2.6 million in the first quarter of 2011.

Balance Sheet and Liquidity

At March 31, 2012, West Corporation had cash and cash equivalents totaling $97.9 million and working capital of $225.7 million. Interest expense was $62.2 million during the three months ended March 31, 2012 compared to $67.8 million during the comparable period last year. The Company’s Adjusted EBITDA to net debt ratio was 4.72x at March 31, 2012.

During the first quarter of 2012, the Company invested $23.9 million in capital expenditures, primarily for software and computer equipment.

[2]

Net revenue from entities acquired includes the acquisitions of Twenty First Century Communications, PostCTI, Unisfair and Smoothstone in the Unified Communications segment and the acquisitions of Contact One, PivotPoint and HyperCube in the Communications Services segment.

[3]	Platform-based businesses include Unified Communications, Intrado, West Interactive and HyperCube.

Acquisitions

In the first quarter, the Company finalized the previously announced acquisition of HyperCube. The purchase price was $77.9 million and was funded by cash on hand and partial use of the Company’s Accounts Receivable financing facility. The results of HyperCube have been included in the Communication Services segment since March 23, 2012.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, April 19, 2012 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; security and privacy breaches of the systems West uses to protect personal data; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended March 31,
	2012	2011	% Change
Revenue	$639,062	$610,818	4.6%
Cost of services	291,702	271,603	7.4%
Selling, general and administrative expenses	233,118	220,408	5.8%

Operating income	114,242	118,807	-3.8%
Interest expense, net	62,062	67,725	-8.4%
Other income, net	(2,730)	(4,692)	41.8%

Income before tax	54,910	55,774	-1.5%
Income tax expense	20,866	21,194	-1.5%

Net income	$34,044	$34,580	-1.6%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$359,647	$331,122	8.6%
Communication Services	281,737	282,077	-0.1%
Intersegment eliminations	(2,322)	(2,381)	2.5%

Total	$639,062	$610,818	4.6%

Depreciation & Amortization:
Unified Communications	$22,346	$21,144	5.7%
Communication Services	20,969	20,998	-0.1%

Total	$43,315	$42,142	2.8%

Operating Income:
Unified Communications	$97,136	$94,011	3.3%
Communication Services	17,106	24,796	-31.0%

Total	$114,242	$118,807	-3.8%

Operating Margin:
Unified Communications	27.0%	28.4%	-4.9%
Communication Services	6.1%	8.8%	-30.7%

Total	17.9%	19.5%	-8.2%

SELECTED OPERATING DATA ($M):
Cash flows from operations	91.7	103.7	-11.6%
Term loan facility	1,912.5	1,916.4	-0.2%
Revolving credit facilities	23.9	—	NM
Senior and senior subordinated notes	1,600.0	1,600.0	—

Revenue from platform-based services ($M) (3)	448.8	428.2	4.8%
Revenue from agent-based services ($M)	192.8	185.2	4.1%

Condensed Balance Sheets

	Mar. 31, 2012	Dec. 31, 2011	% Change
Current assets:
Cash and cash equivalents	$97,861	$93,836	4.3%
Trust and restricted cash	13,793	16,446	-16.1%
Accounts receivable, net	456,535	413,813	10.3%
Deferred income taxes receivable	15,570	10,068	54.6%
Prepaid assets	49,319	37,042	33.1%
Other current assets	60,736	50,581	20.1%

Total current assets	693,814	621,786	11.6%
Net property and equipment	351,993	350,855	0.3%
Goodwill	1,818,219	1,762,635	3.2%
Other assets	503,342	492,242	2.3%

Total assets	$3,367,368	$3,227,518	4.3%

Current liabilities	$468,110	$418,300	11.9%
Long-term obligations	3,520,984	3,500,940	0.6%
Other liabilities	231,797	204,691	13.2%

Total liabilities	4,220,891	4,123,931	2.4%
Stockholders’ deficit	(853,523)	(896,413)	4.8%

Total liabilities and stockholders’ deficit	$3,367,368	$3,227,518	4.3%

NM:	Not Meaningful

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” Adjusted EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of Adjusted EBITDA to cash flows from operations.

	Three Months Ended Mar. 31,
Amounts in thousands	2012	2011
Cash flow from operating activities	$91,663	$103,703
Income tax expense	20,866	21,194
Deferred income tax expense	(11,518)	(6,056)
Interest expense, net of amortization	62,164	67,824
Amortization of debt issuance costs	(3,393)	(3,344)
Other	169	609
Changes in operating assets and liabilities, net of business acquisitions	4,534	(16,427)
Acquisition synergies and transaction costs	1,985	2,716
Site closures, settlements and other costs	2,844	917
Non-cash foreign currency loss (gain)	542	(3,143)

Adjusted EBITDA	$169,856	$167,993

	Three Months Ended Mar. 31,
Amounts in thousands	2012	2011
Cash flows from operating activities	$91,663	$103,703
Cash flows used in investing activities	$(110,652)	$(88,818)
Cash flows from (used in) financing activities	$20,266	$(17,507)

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